EXHIBIT 3.1

HEALTHWAREHOUSE.COM, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, Lalit Dhadphale and Patrick E. Delaney do hereby certify that:

1.           They are the President and Chief Executive Officer, and Chief Financial Officer, Treasurer and Secretary, respectively, of HealthWarehouse.com, Inc., a Delaware corporation (the “Company”).

2.           The Company is authorized to issue 1,000,000 shares of preferred stock, $0.001 par value per share, of which 200,000 shares were previously designated as “Series A Preferred Stock,” of which no shares are issued and outstanding.

3.           All of the presently undesignated shares of preferred stock of the Company may be issued with such rights and powers as the board of directors of the Company (the “Board”) may designate.

4.           The following resolutions were duly adopted by the Board:

WHEREAS, the certificate of incorporation of the Company, as amended, provides for a class of its authorized stock known as preferred stock, consisting of 1,000,000 shares, $0.001 par value per share (“Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix and determine or alter the powers, designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares constituting any such series and the designations thereof; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the Preferred Stock, which shall consist of up to 625,000 shares of the Preferred Stock which the Company has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

TERMS OF SERIES B PREFERRED STOCK

1.           Definitions

In addition to capitalized terms defined elsewhere herein, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Company’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Equity Valuation” means the product obtained by multiplying (y) the number of shares of Company Common Stock outstanding on a fully-diluted basis (taking into account any then outstanding Common Stock Equivalents) and (z) the closing price of the Company’s Common Stock on its principal Trading Market as reported by Bloomberg, L.P. or such other reporting source designated by the Board of Directors.

“Junior Securities” means the Common Stock, the Series A Preferred Stock and all other Common Stock Equivalents of the Company other than those securities which are explicitly senior or pari passu to the Series B Preferred Stock in dividend rights or redemption or liquidation preference.

“Major Exchange” shall mean  the NYSE Amex Equities, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing)

“Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share, of the Company and the Series B Preferred Stock.

“Stated Price” shall mean $1.89.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: a Major Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

2.           Designation

The series of preferred stock established hereunder shall be designated as Series B Preferred Stock (the “Series B Preferred Stock”) and the number of shares so designated shall be up to 625,000 (which shall not be subject to increase without the written consent of the holders of the Series B Preferred Stock in accordance with Section 4(b) hereof).  Each share of Series B Preferred Stock shall have a par value of $0.001 per share, and an original issue price equal to $9.45 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof, the “Original Issue Price”).

3.           Dividend Right

(a)          The holders of Series B Preferred Stock, in preference to the holders of other Preferred Stock or Common Stock, shall be entitled to receive dividends at the rate of seven percent (7%) of the Original Issue Price per annum on each outstanding share of Series B Preferred Stock.  Such dividends shall accrue from day to day, whether or not declared by the Board and shall be cumulative, measured in each case of each share on which such dividends are payable from the date each such share was issued by the Company (the “Accruing Dividend”).  The Company will declare and pay the Accruing Dividend annually (the “Annual Dividend”) and (i) upon a Liquidation Event or (ii) upon conversion (as provided in Section 7) of Series B Preferred Stock into Common Stock.  The Accruing Dividend will be payable in cash or in shares of Series B Preferred Stock (a “PIK Dividend”) as set forth below, as determined by the Board.

(i)           The first Annual Dividend will be paid on January 1, 2011, and all subsequent payments shall be made on January 1 of each succeeding year or, if earlier, (i) upon a Liquidation Event or (ii) upon conversion (as provided in Section 7) of Series B Preferred Stock into Common Stock.  If any dividend payment date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day.

(ii)           With respect to the payment of any PIK Dividend, the number of shares of Series B Preferred Stock to be issued in payment of such PIK Dividend with respect to each outstanding share of Series B Preferred Stock shall be determined by dividing (x) the amount of the PIK Dividend (were it paid in cash) by (y) the Original Issue Price.  To the extent that any PIK Dividend would result in the issuance of a fractional share of Series B Preferred Stock to any holder of Series B Preferred Stock, then the amount of such fraction multiplied by the Original Issue Price shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as legally possible thereafter).

(b)          Dividends on the Series B Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date, or, in the case of Series B Preferred Stock originally issued as a PIK Dividend, on the date such PIK Dividend was paid, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends,

(c)          So long as any shares of Series B Preferred Stock are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on any Junior Security, or purchase, redeem or otherwise acquire for value any shares of any Junior Security until all dividends as set forth in Section 3(a) above on the Series B Preferred Stock shall have been paid or declared and set apart for payment, except for:

(i)           acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company;

(ii)           acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii)           distributions to holders of Common Stock in accordance with Sections 5 and 6.

(d)          In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series B Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e)          The provisions of Sections 3(c) and 3(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 7(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by the Board, including the Series B Director.

4.           Voting Rights.

(a)           General Rights.  Each holder of shares of the Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock could be converted (pursuant to Section 7 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.  Except as otherwise provided herein or as required by law, the Series B Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b)           Separate Vote of Series B Preferred Stock.  For so long as any shares of Series B Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B Preferred Stock, voting as a separate class, shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):

(i)           Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company, that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series B Preferred Stock or any other class of the Company’s preferred equity securities; or

(ii)           Any authorization, increase or decrease in the authorized number,  or issuance of (x) any new class or series of stock of the Company ranking senior to the Series B Preferred Stock in right of redemption, liquidation preference, voting, conversion or dividend rights or any increase in the authorized number of any such new class or series, (y) any Series A Preferred Stock, or (z) any Series B Preferred Stock.

(c)          Size and Election of Board of Directors.  For so long as any shares of Series B Preferred Stock remain outstanding, the Board shall consist of five (5) members, and holders of Series B Preferred Stock, voting as a separate class, shall be entitled to elect, as a separate class, one (1) member of the Board (the “Series B Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

5.           Liquidation Rights.

(a)           Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Junior Security, the holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series B Preferred Stock held by them, an amount per share of such series of Series B Preferred Stock equal to the Original Issue Price plus any Accruing Dividends accrued but unpaid thereon, whether or not declared together with any other dividends declared but unpaid thereon.  If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series B Preferred Stock of the liquidation preference set forth in this Section 5(a), then such assets (or consideration) shall be distributed among the holders of Series B Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b)           After the payment of the full liquidation preference of the Series B Preferred Stock as set forth in Section 5(a) above, the assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in such Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of any Junior Securities and Series B Preferred Stock on an as-if-converted to Common Stock basis.

6.           Asset Transfer or Acquisition Rights.

(a)           In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series B Preferred Stock shall be entitled to receive, for each share of Series B Preferred Stock then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 5(a) and 5(b) above.

(b)           For the purposes of this Section 6, and except as otherwise determined by the written consent of a majority of the outstanding shares of Series B Preferred Stock voting separately as a class: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii)  “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(c)           In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board, including the Series B Director, on the date such determination is made.

7.           Conversion Rights.

The holders of the Series B Preferred Stock shall have the following rights with respect to the conversion of the Series B Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a)           Optional Conversion.  Subject to and in compliance with the provisions of this Section 7, any shares of Series B Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock.  The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect (determined as provided in Section 7(b)) by the number of shares of the Series B Preferred Stock being converted.

(b)           Series B Preferred Stock Conversion Rate.  The conversion rate in effect at any time for conversion of shares of Series B Preferred Stock (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price by the “Series Preferred Conversion Price”, calculated as provided in Section 7(c).

(c)           Series B Preferred Stock Conversion Price.  The conversion price for the Series B Preferred Stock shall initially be the Stated Price (the “Series Preferred Conversion Price”).  The Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 7.

(d)           Mechanics of Conversion.  Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 7 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series B Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same.  Such notice shall state the number of shares of each series of Series B Preferred Stock being converted.  Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or in shares of Common Stock as a PIK Dividend pursuant to the provisions of Section 3(a)(ii), as determined by the Board, any Accruing Dividends accrued but unpaid thereon, whether or not declared, (ii) in cash, any other cash dividends declared but unpaid on the shares of Series B Preferred Stock being converted and (iii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series B Preferred Stock.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e)           Adjustment for Stock Splits and Combinations.  If at any time or from time to time on or after the date that the first share of Series B Preferred Stock is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series B Preferred Stock, the Series Preferred Conversion Price in effect immediately before such subdivision shall be proportionately decreased.  Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series B Preferred Stock, the Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 7(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)           Adjustment for Common Stock Dividends and Distributions.  If at any time or from time to time on or after the Original Issue Date the Company pays to holders of any class or series of Company’s stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to the holders of Series B Preferred Stock, the then-effective Series Preferred Conversion Price shall be decreased as of the time of such issuance, as provided below:

(i)           The Series Preferred Conversion Price shall be adjusted by multiplying such Series Preferred Conversion Price then in effect by a fraction equal to:

(A)           the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)           the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable to the holders of such class or series of the Company’s stock in payment of such dividend or distribution;

(ii)          If the Company fixes a record date to determine which holders of such class or series of the Company’s stock are entitled to receive such dividend or other distribution, the applicable Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)         If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Series Preferred Conversion Price shall be adjusted pursuant to this Section 7(f) to reflect the actual payment of such dividend or distribution.

(g)          Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation.  If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 6 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 7), in any such event each holder of Series B Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of Series B Preferred Stock after the capital reorganization to the end that the provisions of this Section 7 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(h)          Sale of Shares Below Series Preferred Conversion Price.

(i)          If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 7(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 7(e), 7(f) or 7(g) above, for an Effective Price (as defined below) less than the then effective Series Preferred Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, the then effective Series Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

(A)           the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-effective Series Preferred Conversion Price, and

(B)           the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series B Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii)          No adjustment shall be made to the Series Preferred Conversion Price in an amount less than one cent per share.  Any adjustment required by this Section 7(h) shall be rounded to the nearest one cent $0.01 per share. Any adjustment otherwise required by this Section 7(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the Series Preferred Conversion Price.

(iii)         For the purpose of making any adjustment required under this Section 7(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv)          For the purpose of the adjustment required under this Section 7(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price, then the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A)           in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B)           in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)           If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D)           No further adjustment of the Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities.  If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series B Preferred Stock.

(v)          For the purpose of making any adjustment to the Conversion Price required under this Section 7(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 7(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A)           shares of Common Stock issued upon conversion of the Series B Preferred Stock or shares of Series B Preferred Stock issued as a PIK Dividend on the Series B Preferred Stock;

(B)           shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements (“Plans”) when (i) such Plans have been approved by the Board on or prior to the Original Issue Date, or (ii) are approved by the Board after the Original Issue Date, including the Series B Director;

(C)           shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of or issued on the Original Issue Date, or issued as a result of any anti-dilution provision in any Convertible Security outstanding as of or issued on the Original Issue Date;

(D)           shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a bona fide merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board, which shall include, in the case of any such issuance to an Affiliate or Related Person of the Company, approval by the Series B Director;

(E)           shares of Common Stock or Convertible Securities issued pursuant to any bonafide equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board, which shall include, in the case of any such issuance to an Affiliate or Related Person of the Company, approval by the Series B Director;

(F)           shares of Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein (a) has been approved by the Company’s Board, which shall include, in the case of any such issuance to an Affiliate or Related Person of the Company, approval by the Series B Director, and (b) is not primarily for equity financing purposes; or

(G)           shares of Common Stock or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services; provided that such transaction is not primarily for equity financing purposes and is approved by the Board of Directors, which shall include, in the case of any such issuance to an Affiliate or Related Person of the Company, approval by the Series B Director.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 7(h).  The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 7(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 7(h), for such Additional Shares of Common Stock.  In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

For purposes hereof, the terms “Affiliate” and “Related Person” shall have the same meanings ascribed to such terms in Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 404 of Regulation S-K promulgated pursuant to the Exchange Act, respectively, and, in each case, any successor provisions

(vi)           In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i)                      Waiver of Anti-dilution Protection.  Notwithstanding anything to the contrary, any provision of Section 7(h) and any adjustments made or required to be made to the Series Preferred Conversion Price pursuant hereto may be waived on behalf of all shares of Series B Preferred Stock by the vote or written consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock.

(j)                      Certificate of Adjustment.  In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series B Preferred Stock so requesting at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of Series B Preferred Stock.  Failure to request or provide such notice shall have no effect on any such adjustment.

(k)           Notices of Record Date.  Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 6) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 6), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series B Preferred Stock at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series B Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(l)           Automatic Conversion.

(i)           For a period of time beginning on the Original Issue Date and ending on the three year anniversary thereof (the “Initial Conversion Period”), each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock, or (B) if (w) the Equity Valuation of the Company, on a fully diluted basis, reaches or exceeds $100,000,000 for ten (10) consecutive Trading Days and the closing price of the Common Stock is not less than $8.00 for such ten (10) consecutive Trading Days, (x) the closing price of the Common Stock as reported by the Trading Market exceeds $8.00 (as adjusted) for such ten (10) days consecutive Trading Days, (y) the average daily trading volume of Common Stock for such ten (10) consecutive Trading Days exceeds 20,000 shares per day (as adjusted), and (z) the Common Stock is listed on a Major Exchange.  After the Initial Conversion Period, each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price, (I) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock, or if (II) the Equity Valuation of the Company, on a fully diluted basis, reaches or exceeds $100,000,000 for thirty (30) consecutive Trading Days and the closing price of the Common Stock as reported by the Trading Market exceeds $8.00 (as adjusted) for such thirty (30) consecutive Trading Days.  Upon such automatic conversion, any Accruing Dividends accrued but unpaid, whether or not declared, together with any other dividends declared but unpaid shall be paid in accordance with the provisions of Section 7(d).

(ii)           Upon the occurrence of either of the events specified in Section 7(l)(i) above, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Series B Preferred Stock, the holders of Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series B Preferred Stock.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of such series of Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 7(d).

(m)          Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(n)          Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o)          Notices.  Any notice required by the provisions of this Section 7 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p)           Payment of Taxes.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.

8.           No Reissuance Of Series B Preferred Stock.  No share or shares of Series B Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate this 8th day of November, 2010.

/s/ Lalit Dhadphale	/s/ Patrick E. Delaney

Name: Lalit Dhadphale	Name: Patrick E. Delaney
Title: President & CEO	Title: Chief Financial Officer,
Treasurer and Secretary

Certificate of Designation – Series B Preferred Stock
Signature Page